KALMAR POOLED INVESTMENT TRUST

KALMAR GROWTH-WITH-VALUE SMALL CAP FUND

INVESTMENT ADVISORY AGREEMENT

AGREEMENT, made by and between KALMAR POOLED INVESTMENT TRUST, a Delaware business trust (the “Trust”), on behalf of KALMAR GROWTH-WITH-VALUE SMALL CAP FUND (the “Fund”), and KALMAR INVESTMENT ADVISERS, a Delaware business trust (the “Investment Adviser”).

W I T N E S S E T H:

WHEREAS, the Trust has been organized and operates as an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) and engages in the business of investing and reinvesting its assets in securities; and

WHEREAS, the Investment Adviser is a registered Investment Adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and engages in the business of providing investment management services; and

WHEREAS, the Trust has selected the Investment Adviser to serve as the investment adviser for the Fund effective as of the date of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1. The Trust on behalf of the Fund hereby employs the Investment Adviser to manage the investment and reinvestment of the Fund’s assets and to administer its affairs, subject to the direction of the Board of Trustees and officers of the Trust, for the period and on the terms hereinafter set forth. The Investment Adviser hereby accepts such employment and agrees during such period to render the services and assume the obligations herein set forth for the compensation herein provided. The

Investment Adviser shall for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized, have no authority to act for or to represent the Trust or the Fund in any way, or in any way be deemed an agent of the Trust or the Fund. The Investment Adviser shall regularly make decisions as to what securities to purchase and sell on behalf of the Fund and shall record and implement such decisions and shall furnish the Board of Trustees of the Trust with such information and reports regarding the Fund’s investments as the Investment Adviser deems appropriate or as the Trustees of the Trust may reasonably request. Subject to compliance with the requirements of the 1940 Act, the Investment Adviser may retain as a sub-adviser to the Fund, at the Investment Adviser’s own expense, any investment adviser registered under the Advisers Act.

2. The Fund shall conduct its own business and affairs and shall bear the expenses and salaries necessary and incidental thereto including, but not in limitation of the foregoing, the costs incurred in: the maintenance of its corporate existence; the maintenance of its own books, records and procedures; dealing with its own shareholders; the payment of dividends; transfer of stock, including issuance, redemption and repurchase of shares; preparation of share certificates; reports and notices to shareholders; calling and holding of shareholders’ meetings; miscellaneous office expenses; brokerage commissions; custodian fees; legal and accounting fees; and taxes. Partners and employees of the Investment Adviser may be trustees, directors, officers and employees of the funds of which the Investment Adviser serves as investment adviser. Partners and employees of the Investment Adviser who are trustees, officers and/or employees of the Trust shall not receive any compensation from the Trust for acting in such dual capacity.

In the conduct of the respective businesses of the parties hereto and in the performance of this Agreement, the Trust may obtain office space and facilities from the Investment Adviser and will reimburse the Investment Adviser for its rent or other expenses thereby incurred.

3. (a) The Investment Adviser shall place and execute Fund orders for the purchase and sale of portfolio securities with broker-dealers. Subject to the obtaining the best available prices and execution, the Investment Adviser is authorized to place orders for the purchase and sale of portfolio securities for the Fund with such broker-dealers as it may select from time to time. Subject to subparagraph (b) below, the Investment Adviser is also authorized to place transactions with brokers who provide research or statistical information or analyses to the Fund, to the Investment Adviser, or to any other client for which the Investment Adviser provides investment advisory services. Subject to obtaining the best available prices and execution, the Investment Adviser may also place brokerage transactions with broker-dealers who sell shares of the Fund. Broker-dealers who sell shares of the Fund shall only receive orders for the purchase or sale of portfolio securities to the extent that the placing of such orders is in compliance with the Rules of the U.S. Securities and Exchange Commission and the National Association of Securities Dealers, Inc. The Investment Adviser also agrees that it will cooperate with the Trust to execute instructions that brokerage transactions be allocated to brokers or dealers who provide benefits directly to the Fund.

(b) Notwithstanding the provisions of subparagraph (a) above and subject to such policies and procedures as may be adopted by the Board of Trustees and officers of the Trust, the Investment Adviser is authorized to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, in such instances where the Investment Adviser has determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or the Investment Adviser’s overall responsibilities with respect to the Fund and to other funds for which the Investment Adviser exercises investment discretion.

(c) The Investment Adviser is authorized to direct portfolio transactions to a broker which is an affiliated person of the Investment Adviser or the Fund in accordance with such standards and procedures as may be approved by the Board in accordance with 1940 Act Rule 17e-1, or other rules promulgated by the Securities and Exchange Commission. Any transaction placed with an affiliated broker must (i) be placed at best price and execution, and (ii) may not be a principal transaction.

4. As compensation for the services to be rendered to the Fund by the Investment Adviser under the provisions of this Agreement, the Trust on behalf of the Fund shall pay to the Investment Adviser from the Fund’s assets an annual fee equal to 1.00% of the daily average net assets of the Fund, payable on a monthly basis, subject to reduction to the extent necessary to comply with the most stringent limits prescribed by any state in which the Fund’s shares are offered for sale.

If this Agreement is terminated prior to the end of any calendar month, the management fee shall be prorated for the portion of any month in which this Agreement is in effect according to the proportion which the number of calendar days, during which the Agreement is in effect, bears to the number of calendar days in the month, and shall be payable within 10 days after the date of termination.

5. The services to be rendered by the Investment Adviser to the Trust on behalf of the Fund under the provisions of this Agreement are not to be deemed to be exclusive, and the Investment Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

6. The Investment Adviser, its partners, employees, and agents may engage in other businesses, may render investment advisory services to other investment companies, or to any other corporation, association, firm or individual, and may render underwriting services to the Trust on behalf of the Fund or to any other investment company, corporation, association, firm or individual.

7. In the absence of willful misfeasance, bad faith, gross negligence, or a reckless disregard of the performance of duties of the Investment Adviser to the Fund, the Investment Adviser shall not be subject to liabilities to the Fund or to any shareholder of the Fund for any action or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security, or otherwise.

8. In accordance with the Agreement and Declaration of Trust of the Trust, in the event that the Investment Adviser ceases to be the Fund’s investment adviser for any reason, the Trust will (unless the Investment Adviser otherwise agrees in writing) promptly take all necessary steps to propose to the Fund’s shareholders at the next regular meeting that the Fund change to a name not including the word “Kalmar.”

9. This Agreement shall be executed and become effective as of the date written below if approved by the vote of a majority of the outstanding voting securities of the Fund. It shall continue in effect for a period of two years and may be renewed thereafter only so long as such renewal and continuance is specifically approved at least annually by the Board of

Trustees or by vote of a majority of the outstanding voting securities of the Fund and only if the terms and the renewal hereof have been approved by the vote of a majority of the Trustees of the Trust who are not parties hereto or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. No amendment to this Agreement shall be effective unless the terms thereof have been approved by the vote of a majority of the outstanding voting securities of the Fund and by the vote of a majority of Trustees of the Trust who are not parties to the Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be terminated by the Trust at any time, without the payment of a penalty, on sixty days written notice to the Investment Adviser of the Trust’s intention to do so, pursuant to action by the Board of Trustees of the Trust or pursuant to a vote of a majority of the outstanding voting securities of the Fund. The Investment Adviser may terminate this Agreement at any time, without the payment of penalty on sixty days’ written notice to the Trust of its intention to do so. Upon termination of this Agreement, the obligations of all the parties hereunder shall cease and terminate as of the date of such termination, except for any obligation to respond for a breach of this Agreement committed prior to such termination, and except for the obligation of the Trust to pay to the Investment Adviser the fee provided in Paragraph 4 hereof, prorated to the date of termination. This Agreement shall automatically terminate in the event of its assignment.

10. This Agreement shall extend to and bind the heirs, executors, administrators and successors of the parties hereto.

11. For the purposes of this Agreement, the terms “vote of a majority of the outstanding voting securities”; “interested persons”; and “assignment” shall have the meaning defined in the 1940 Act.

IN WITNESS WHEREOF, the parties hereto have caused their corporate seals to be affixed and duly attested and their presents to be signed by their duly authorized officers this 31st day of January, 1997.

Attest:	KALMAR POOLED INVESTMENT TRUST

/s/ Marjorie L. Menamin	By:	/s/ Ford B. Draper, Jr.
Ford B. Draper, Jr., Chairman
and President

Attest:	KALMAR INVESTMENT ADVISERS

/s/ Marjorie L. Menamin	By:	/s/ Ford B. Draper, Jr.
Ford B. Draper, Jr., Chairman
and President

AMENDMENT NO. 1

TO

INVESTMENT ADVISORY AGREEMENT

BETWEEN

KALMAR POOLED INVESTMENT TRUST

AND

KALMAR INVESTMENT ADVISERS

This Amendment No. 1 to the Investment Advisory Agreement dated January 31, 1997 (the “Agreement”) between Kalmar Pooled Investment Trust (the “Trust”), on behalf of the Kalmar “Growth with Value” Small Cap Fund (the “Fund”), and Kalmar Investment Advisers (the “Investment Adviser”) is made and entered into as of the 7th day of November 2006.

WHEREAS, the Trust, on behalf of the Fund, and the Investment Adviser have entered into the Agreement for the provision of investment advisory services to the Fund; and

WHEREAS, the Trust and the Investment Adviser desire to amend the Agreement to provide for a new advisory fee payable by the Trust to the Adviser;

NOW, THEREFORE, pursuant to Section 4 of the Agreement, and intending to be legally bound hereby, the parties hereto hereby amend the Agreement as follows:

Section 4 of the Agreement, is hereby deleted in its entirety and replaced with the following:

As compensation for the services to be rendered to the Fund by the Investment Adviser under the provisions of this Agreement, the Trust on behalf of the Fund shall pay to the Investment Adviser from the Fund’s assets an annual fee equal to: 1.00% on the first $750 million of the Fund’s average daily net assets; 0.975% on the next $250 million of the Fund’s average daily net assets; and 0.95% on the Fund’s average daily net assets in excess of $ 1 billion, payable on a monthly basis, subject to reduction to the extent necessary to comply with the most stringent limits prescribed by any state in which the Fund’s shares are offered for sale.

If this Agreement is terminated prior to the end of any calendar month, the management fee shall be prorated for the portion of any month in which this Agreement is in effect according to the proportion which the number of calendar days, during which the Agreement is in effect, bears to the number of calendar days in the month, and shall be payable within 10 days after the date of termination.

IN WITNESS WHEREOF, the undersigned parties have executed this Amendment No. 1 to the Agreement as of the day and year first above written.

KALMAR POOLED INVESTMENT TRUST,
on behalf of the Kalmar “Growth with Value” Small Cap Fund

By:	/s/ Ford B. Draper, Jr.
Name:	Ford B. Draper, Jr.
Title:	President

KALMAR INVESTMENT ADVISERS

By:	/s/ Ford B. Draper, III
Name:	Ford B. Draper, III
Title:	Managing Director